Exhibit 99.1

Contacts:	Brent Anderson
(972) 580-6360 (office)
Brent.Anderson@meritagehomes.com

Meritage Homes Announces Final Results of Cash Tender Offer for

Senior Unsecured Notes due 2015

SCOTTSDALE, Ariz., April 24, 2012 – Meritage Homes Corporation (NYSE: MTH), a leading U.S. homebuilder, today announced the expiration and final results of its cash tender offer to purchase any and all of its outstanding $285 million principal amount 6.25% Senior Notes due 2015 (“2015 Notes”). The cash tender offer was made pursuant to the terms and conditions set forth in the Company’s Offer to Purchase and Solicitation of Consents dated March 27, 2012 (collectively, the “Tender Offer”).

The Tender Offer expired at 12:00 midnight, New York City time, on April 23, 2012 (the “Expiration Date”). Based on information provided by the depositary for the Tender Offer, an aggregate principal amount of approximately $259.2 million of 2015 Notes were validly tendered and not validly withdrawn in the Tender Offer.

Holders of 2015 Notes who validly tendered their 2015 Notes in the Tender Offer as of 12:00 midnight, New York City time on Monday, April 9, 2012 (the “Early Tender & Consent Date”) received $1,013 per $1,000 principal amount of 2015 Notes accepted in the Tender Offer. Holders of 2015 Notes who validly tendered after the Early Tender & Consent Date and at or before the Expiration Date will receive $1,003 per $1,000 principal amount of 2015 Notes accepted in the Tender Offer, which excludes the consent payment of $10 per $1,000 principal amount of 2015 Notes.

Meritage intends to retire the remaining, untendered 2015 Notes through a call for redemption, and has provided notice of such call to the holders of the 2015 Notes.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful. The securities will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

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